EXHIBIT 10.11

REV GROUP, INC. NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation paid to outside directors only:

Quarterly payment in first month of each fiscal quarter:

$80,000 annual retainer fee

$80,000 annual independent Board Chair fee (if applicable)

$25,000 annual Lead Independent Director fee (if applicable)

$22,500 annual Audit Committee Chair fee

$20,000 annual Compensation Committee Chair fee

$15,000 annual Nominating and Corporate Governance Committee Chair fee

$7,500 annual committee membership fee for non-chairs

Our outside directors also currently receive an annual grant of Restricted Stock Units valued at $110,000.

Outside directors are members of our Board of Directors who are neither (i) employees of REV Group, Inc. (the “Company”), or an affiliate thereof, (ii) an employee of American Industrial Partners, or an affiliate thereof, nor (iii) an employee or affiliate of any entity that owns 2% or more of the Company’s issued and outstanding share capital.